GENOVESE DRUG STORES, INC.

Exhibit 11

STATEMENT RE:  COMPUTATION OF NET INCOME PER COMMON SHARE

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                          Sixteen Weeks Ended
                                       -------------------------
                                         May 24,        May 26,
                                          1996            1995
                                       ----------     ----------

Primary:

  Weighted average shares
   outstanding (A)                       11,105          11,092

  Equivalent shares--dilutive
   stock options--based on
   treasury stock method using
   average market price                   (B)             (B)
                                       --------        --------

                                         11,105          11,092
                                       --------        --------

Net income                             $  1,285        $  1,543
                                       --------        --------

Net income per common share (A)        $    .12        $    .14
                                       ========        ========

(A) Adjusted, where appropriate, to reflect the effect of the 10 percent stock dividend distributed on January 4, 1996.

(B) The effect of equivalent shares of dilutive stock options is not significant to net income per common share.

There is no significant difference between primary and fully diluted net income per common share.

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